Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Ben Starkie, Public Relations Manager – Europe +41-(0) 21-863-5195

Logitech Announces Resignation of CFO Mark Hawkins

FREMONT, Calif., April 1, 2009 and ROMANEL-SUR-MORGES, Switzerland, April 2, 2009 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced the resignation of Mark J. Hawkins, senior vice president of finance and information technology, and chief financial officer, effective April 24, 2009. Mr. Hawkins will join Autodesk, Inc. as executive vice president and chief financial officer. Logitech is conducting a search for Mr. Hawkins’ replacement.

“Mark has made a valuable contribution to Logitech during his three years with our company, bringing a range of industry best-practices to our financial and IT operations,” said Gerald P. Quindlen, Logitech president and chief executive officer. “We wish him the very best in his new opportunity.”

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)